Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Jennifer Beugelmans, (646) 201-5447	Jennifer Saunders, (646) 201-5431
Doug Sherk, (415) 896-6820

PHARSIGHT ACHIEVES 11% REVENUE GROWTH FOR FIRST QUARTER

Company Reiterates Fiscal 2008 Guidance

MOUNTAIN VIEW, Calif., July 26, 2007 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its first quarter of fiscal 2008, ended June 30, 2007. Revenue for the first quarter was $6.1 million, an 11% increase compared with revenue of $5.4 million in the first quarter of fiscal 2007.

“The first fiscal quarter of 2008 was productive operationally for Pharsight,” said Shawn O’Connor, chairman and chief executive officer. “We continued to lay groundwork that should allow us to achieve our long-term objective of sustainable and profitable revenue growth. During the quarter we expanded our new Reporting and Analysis Services business, released our new WinNonlin® AutoPilot™ software product, further strengthened our management team, and added a new industry veteran to our board of directors. At the same time, with our preferred stockholders electing to convert their preferred shares into common stock, we reached an important milestone toward gaining listing status on the Nasdaq Capital Market.

“Financially, we achieved revenue growth for the quarter that was within our annual guidance range of 10% to 15%,” continued Mr. O’Connor. “With the increase in our operating costs to support our continued revenue growth aspirations, our quarterly results for gross margin and profitability fell below our full-year expectations. We remain confident that we are on track to achieve our annual guidance in every metric.”

Recent Highlights

Pharsight’s recent highlights in its software, strategic consulting services and reporting and analysis services business units include:

Software

•	Achieved 21% revenue growth in the first quarter of fiscal 2008 compared with the first quarter of fiscal 2007.

•	Acquired another new Drug Model Explorer® (DMX®) software customer; DMX customers now total 9.

•	Released new WinNonlin AutoPilot software product.

•	Released DMX version 1.6.

“During the fiscal first quarter we successfully released two new software products,” continued Mr. O’Connor. “WinNonlin AutoPilot is an automation tool that speeds up analysis and reporting of standard studies required in regulatory submissions. By seamlessly linking to our industry standard WinNonlin, WinNonlin AutoPilot can dramatically increase efficiencies in the analysis and reporting processes. We have already obtained our first customer and have other potential clients evaluating the product. We also released a new version of DMX, version 1.6, which supports improved visualizations of predicted drug performance against specified measures of clinical safety and efficacy. This tool should improve our clients’ abilities to benchmark their drugs under development against defined product profiles as means to assess their competitive positioning.”

Strategic Consulting Services (SCS)

•	Signed 20 new consulting agreements, including those with five new customers, Elan, Dainippon Sumitomo, Hyperion, Corcept and ZARS.

•	Presented at the 30th Annual Midwest Biopharmaceutical Statistics Workshop at Ball State University.

•	Presented at two conference sessions during the Population Approach Group in Europe (PAGE) 16th Annual Meeting in Copenhagen, Denmark.

•	Presented at the 2007 AAPS National Biotechnology Conference in San Diego.

•	Presented at the Drug Industry Association (DIA) Annual Meeting in Atlanta.

“Within SCS, while revenue from our non-top two customers grew 12% year-over-year, we experienced a 10% decrease in total SCS revenue compared with the first quarter of fiscal 2007,” continued Mr. O’Connor. “During the first quarter of fiscal 2008, we derived 75% of our total SCS revenue from customers other than our two largest. Many of our non-top two customers are engaged in fixed fee contracts and consequently, SCS revenue this quarter was impacted by milestones that were not completed as expected during the quarter primarily due to client decisions. We continue to believe that growing demand, and our focus on expanding our revenue base with SCS, will allow us to grow this business unit over the long term.”

Reporting and Analysis Services (RAS)

•	Signed six new consulting agreements during fiscal first quarter, including four with customers new to Pharsight: Novartis Consumer Health, ZARS, NPS Pharmaceuticals and Corcept.

•	Increased capacity of business unit with hiring of additional scientists.

“We were very pleased to enter into our first six consulting agreements with our newly formed Reporting and Analysis Services unit,” continued Mr. O’Connor. “We believe that this unit, which leverages and expands our existing software and consulting strengths, can grow to become a meaningful contributor to revenue in the future. In addition, through our new service offering we were able to garner four customers that are new to Pharsight. We believe that the complementary nature of our software, SCS and RAS business units bodes well for cross-selling opportunities in the future.”

Other

•

Appointed John J. Schickling to Board of Directors. Mr. Schickling brings more than 25 years of senior level finance, software (including software for clinical development) and business planning expertise to the Board.

Preferred Stock Conversion

On June 27, 2007, entities affiliated with Alloy Ventures and Sprout Group elected to convert all of the outstanding shares of Pharsight’s convertible preferred stock into common stock. As a result, these stockholders received approximately 8 million shares of restricted, unregistered common Pharsight stock and Pharsight’s common shares outstanding increased from 20.1 million to 28.1 million.

In connection with the conversion, Pharsight recorded a non-cash accounting charge of $7 million that reduced net income attributable to common stockholders and impacted earnings per share. The charge was based, in part, on Pharsight’s market price of $1.87 at the time the conversion was deemed effective.

Due to this non-cash accounting charge, Pharsight will be providing GAAP and non-GAAP results during fiscal 2008 that exclude the impact of the charge. Non-GAAP results will exclude the impact of the following non-cash items: the change in the fair value of the conversion feature of the company’s redeemable preferred stock and stock-based compensation expense.

Additional Financial Results

Gross margin in the first quarter of fiscal 2008 was 62% compared with gross margin for the first quarter of fiscal 2007 of 68%. Gross margin for the first quarter this fiscal year reflects the timing impact of delays in completing SCS milestones for fixed fee contracts as well as the expected negative margin in RAS at the early stages of this business.

GAAP net loss for the first quarter of fiscal 2008 was $383,000, compared with $238,000 in the first quarter of fiscal 2007. Excluding the effects of non-cash stock-based compensation expense, non-GAAP net loss for the first quarter of fiscal 2008 was $151,000 compared with $29,000 for the same quarter in fiscal 2007.

The Company’s GAAP net loss attributable to common stockholders for the first quarter of fiscal 2008 was $7.6 million, or $0.37 per basic and diluted share, compared with $422,000, or $0.02, for the same quarter in fiscal 2007. The Company’s non-GAAP net loss attributable to common stockholders for the first quarter of fiscal 2008 was $358,000, or $0.02 per basic and diluted share, compared with $213,000, or $0.01, for the same quarter in fiscal 2007. The Company’s non-GAAP net loss attributable to common stockholders excludes the effects of the following non-cash items: the change in the fair value of the conversion feature of the company’s redeemable preferred stock and stock-based compensation expense.

A reconciliation of GAAP to non-GAAP financial measures is included in the tables attached to this press release and on Pharsight’s website under the investor relations section.

Cash & Liquidity

Pharsight exited the first fiscal quarter with cash, cash equivalents and short-term investments of $12.7 million compared with $14.7 million at the end of fiscal 2007 and $10.2 million at June 30, 2006. As expected, cash equivalents and short-term investments decreased in the first quarter of the fiscal year due to the timing of certain payments in the quarter for annual expenses.

Fiscal 2008 Guidance

The Company is reiterating the following guidance for fiscal 2008 and updating its earnings per share guidance to include GAAP and non-GAAP measures:

•	Annual revenue growth of approximately 10% to 15% compared with fiscal 2007, or approximately $27.5 million to $29 million.

•	Gross margin of approximately 64% to 68% of revenue, depending on the revenue mix between software, software services, strategic consulting services and reporting and analysis services.

•	Non-GAAP net income, excluding stock-based compensation expense, of approximately 8% to 12% of revenue.

•

Non-GAAP diluted earnings per share of approximately $0.07 to $0.11, excluding the effects of the following non-cash items: approximately $0.23 related to the change in the fair value of the conversion feature of the company’s redeemable preferred stock and approximately $0.04 related to stock-based compensation expense.

•	Positive annual cash flow.

“We continue to execute on our solid business model,” said Will Frederick, senior vice president and chief financial officer of Pharsight. “In addition, with the preferred stockholders electing to convert to common stock, we have increased our stockholders’ equity, helping pave the way for us to list our stock on the Nasdaq Capital Market. The decision by the preferred shareholders to convert to common stock also leaves us with a strong cash balance should any opportunities arise that might allow us to further increase our revenue growth.”

While Pharsight expects that over the long-term revenues and gross margin will increase in response to customer demand, revenue and gross margin in individual quarters may fluctuate in the future for its software business based upon timing of completion of large software installations. In addition, quarterly revenue and gross margin may also be impacted by the Company’s strategic consulting business based upon timing of completion of milestones for fixed fee contracts and related revenue recognition for these activities.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, July 27, 2007 at 10:00 a.m. Pacific Time to discuss the Company’s fiscal first quarter 2008 results, outlook for fiscal 2008 and current corporate developments. The dial-in number for the conference call is 800-257-7063 for domestic participants and 303-262-2130 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using the passcode 11093294 #.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. The company’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

Use of Non-GAAP Financial Measures

Pharsight has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP net loss, net loss attributable to common stockholders, net loss per share attributable to common stockholders, and non-GAAP net income and earnings per share guidance for fiscal 2008. Pharsight uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Pharsight’s ongoing business performance and comparison to prior periods. Pharsight believes the use of these non-GAAP financial measures provides an additional tool for investors to use in comparing its financial measures with other companies in Pharsight’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude the effects of the following non-cash items: the change in the fair value of the conversion feature of the company’s redeemable preferred stock and stock-based compensation expense. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed below.

Safe Harbor

This press release includes forward-looking statements, including statements regarding revenue growth, listing on the Nasdaq Capital Market, the expected benefits of our products and services, the demand and market for our products and services, our RAS business unit contribution to revenue, other growth strategies and opportunities, and our expectations for revenue, gross margin, net income, diluted earnings per share and annual cash flow for the fiscal year ending March 31, 2008. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services; changes in Pharsight’s operating strategies, pricing models or research and development focus; the failure to develop new products and services or to keep pace with technological changes;

the failure of the market for Pharsight’s products and services to develop as expected; the failure to generate additional sales from existing customers or to generate sales to new customers; the failure to meet customers’ expectations; uncertainties involved in pharmaceutical drug development; changes in government regulation of the pharmaceutical industry; and uncertainties regarding the listing of our common stock on the Nasdaq Capital Market. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-K, as filed with the Securities and Exchange Commission on June 27, 2007. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Drug Model Explorer, DMX, Pharsight, Pharsight Knowledgebase Server, PKS, PKS Validation Suite, PKS Reporter, PKS Office Client, WinNonlin, WinNonlin AutoPilot, IVIVC Toolkit for WinNonlin, and WNL Validation Suite are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Below

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2007	2006
Revenues:
License	$1,211	$1,218
Renewal	1,686	1,289
Maintenance	290	236
Services	2,863	2,685

Total revenues	6,050	5,428

Cost of revenues:
License, renewal and maintenance	65	59
Services	2,238	1,697

Total Cost of revenues	2,303	1,756

Gross profit	3,747	3,672

Operating expenses:
Research and development	1,190	955
Sales and marketing	1,589	1,563
General and administrative	1,446	1,488

Total operating expenses	4,225	4,006

Income (loss) from operations	(478)	(334)

Other income, net	105	103

Income (loss) before income taxes	(373)	(231)
Provision for income taxes	(10)	(7)

Net income (loss)	(383)	(238)
Preferred stock dividend	(207)	(184)
Deemed dividends to preferred stockholders	(6,993)	—

Net income (loss) attributable to common stockholders	$(7,583)	$(422)

Earnings per share attributable to common stockholders:
Basic	$(0.37)	$(0.02)

Diluted	$(0.37)	$(0.02)

Shares used to compute earnings per share attributable to common stockholders:
Basic	20,395	19,646

Diluted	20,395	19,646

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2007	March 31, 2007
ASSETS
Current assets:
Cash, cash equivalents and investments	$12,728	$14,665
Accounts receivable, net	3,402	3,087
Prepaids and other current assets	377	523

Total current assets	16,507	18,275

Property and equipment, net	1,541	1,674
Other assets	49	46

Total assets	$18,097	$19,995

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$798	$769
Accrued expenses	2,299	3,620
Deferred revenue	7,869	8,289
Current portion of notes payable	267	292

Total current liabilities	11,233	12,970

Notes payable, less current portion	50	100
Other long term liabilities	161	179

Redeemable convertible preferred stock	—	7,096
Stockholders’ equity	6,653	(350)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$18,097	$19,995

PHARSIGHT CORPORATION

RECONCILLIATION OF GAAP TO NON GAAP FINANCIAL MEASURES

(in thousands)

(Unaudited)

Net income (loss) - Non GAAP

	Three Months Ended
	June 30, 2007	June 30, 2006
Net income (loss)—GAAP	$(383)	$(238)
Stock-based compensation expense	232	209

Net income (loss)—Non GAAP	$(151)	$(29)

Net income (loss) per share - Non GAAP

	Three Months Ended
	June 30, 2007	June 30, 2006
Net income (loss) attributable to common stockholders—GAAP	$(7,583)	$(422)
Stock-based compensation expense	232	209
Deemed dividends to preferred stockholders	6,993	—

Net income (loss) attributable to common stockholders—Non GAAP	$(358)	$(213)

Earnings per share attributable to common stockholders:
Basic	$(0.02)	$(0.01)

Diluted	$(0.02)	$(0.01)

Shares used to compute earnings per share attributable to common stockholders:
Basic	20,395	19,646

Diluted	20,395	19,646